Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

COEPTIS THERAPEUTICS HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Fees Previously Paid	Equity	Common Stock, $0.0001 par value (4)	457(c)	3,919,349	$21,086,097.60	$3,228.28
	Total Offering Amounts				$21,086,097.60	$3,228.28
	Total Fees Previously Paid					$3,228.28(5)
	Total Fee Offsets					$0
	Net Fee Due					$0

(1)	Pursuant to Rule 416 of the Securities Act, the shares of common stock registered hereby also includes an indeterminable number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.
(2)	Pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $5.38, which is the average of the high and low prices of the shares of the common stock on January 3, 2025 on the Nasdaq Stock Market LLC, a date within five business days prior to the initial filing of the registration statement to which this exhibit is attached.
(3)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by the Fee Rate.
(4)	Consists of (i) 3,737,472 shares of common stock that are available to be issued and sold by the Company from time to time at the Company’s election pursuant to a standby equity purchase agreement, dated as of November 1, 2024, between the Company and YA II PN, LTD., a Cayman Islands exempt limited company, subject to satisfaction of the conditions set forth therein, including 20,000 shares of common stock that have already been issued, (ii) and 81,877 shares already issued to YA II PN, LTD in connection with the partial conversion of an outstanding convertible note and (iii) 100,000 shares of common stock registered for resale by the remaining selling securityholders named in this registration statement.
(5)	The Registrant previously paid a registration fee of $3,228.28 in connection with the initial filing of this Registration Statement on Form S-1 on January 10, 2025.